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                                                                    EXHIBIT 99.1


                                                                    News Release
FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE


                  MALAN REALTY INVESTORS COMPLETES THE SALE OF
                           CHICAGO-AREA CINEMA COMPLEX



         BINGHAM FARMS, MICH., NOVEMBER 19, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced that it has completed the sale of the Cinemark Tinseltown USA cinema complex in North Aurora, Illinois. Terms of the sale included assumption by the purchaser of the existing mortgage with Bank of America of $5.3 million. Net cash proceeds to Malan after expenses were approximately $731,000.

         The 60,560 square-foot, 17-screen theater complex opened in September 1998. The property is on the site of a former Kmart shopping center, which Malan developed in 1967.

         "We are very pleased to complete the sale of this property," said Malan President and CEO Jeffrey Lewis. "Malan continues to reduce the number of properties and the amount of debt outstanding in accordance with the plan of liquidation."


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         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 29 properties located in eight states that contains an aggregate of approximately 2.4 million square feet of gross leasable area.


         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.



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         News releases for Malan Realty Investors are available on the company's
         Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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